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Exhibit 10.15

Nichol Clinical Technologies Corp.
1500 Quail Street, Suite 550
Newport Beach, CA 92660
(949) 760-5460  •  Fax (949) 760-1836

May 17, 2001

Mr. Luther Nussbaum Chairman and CEO First Consulting Group, Inc. 111 W. Ocean Blvd. Long Beach, CA 90802	lnussbaum@fcg.com fax 562-432-1932

Dear Luther:

    I am enthusiastic about my involvement with FCG to assist in areas we discussed by phone on Friday, May 11, 2001. I have received information from Rick Riegel and Mike Desiderio (Attachment 1), which I request you review and approve.

A.
SCOPE OF ENGAGEMENT

  As a result of my conversations with you and them, I propose the following:

  •
  Assist Life Sciences (L.S.) Management in developing sales and marketing plans, as needed, targeting the following:

  1.
  CROs and SMOs;

  2.
  Mid-tier biotech and pharma, with emphasis on the West Coast; and

  3.
  Large pharma.

    I plan to meet with Rick, Mike, and Mike Kallmeyer to establish my priorities, schedules, and action plans to maximize the opportunities for success in their business development effort. This activity has begun, as there are issues that will likely need to be addressed immediately.

  •
  Provide consultation input to other FCG business units as needed.

    Discussions with Mary Franz and her direct reports has revealed several potential areas wherein selected introductions, relationship building, and other tactics may be helpful. If this is desired, it will be carefully coordinated with the L.S. efforts.

  •
  Provide consultative input relative to SiteWorks Solutions (S.S.), if requested.

    As the S.S. saga unfolds, it may be appropriate for me to provide some level of involvement, if directed.

    Additionally, I can troubleshoot in areas where I am directed by you.

    I will provide you, and key FCG executives directed by you, with verbal and written reports, as required.

B.
SCHEDULE

  This engagement will commence on June 1, 2001, and terminate on December 31, 2001. Consultant will provide ten (10) full (minimum eight hours) working days per each month.

C.
FEE

  The retained fee for this engagement is $2,000 per day for each of the 10 days per month, i.e., $20,000 per month. Administrative overhead (personnel, facilities, etc.) will be $3,500 per month. Travel and entertainment expenses for the engagement will be billed to FCG at actual cost, verified by receipts.

  Reimbursement for all fees due to consultant are due and payable on or before the 15th calendar day of the month following the billable month, assuming all receipts are submitted by NCTC to FCG by the fifth working day of the following month.

    Luther, I look forward to working with you and your colleagues as we move forward to continue our commitment to increase FCG shareholder value.

Best regards,	Accepted:

/s/ F. RICHARD NICHOL F. Richard Nichol, Ph.D. Nichol Clinical Technologies Corp.	/s/ LUTHER NUSSBAUM Luther Nussbaum First Consulting Group, Inc.

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  Exhibit 10.15